EXHIBIT 99.1

NEWS RELEASE DATED NOVEMBER 10, 2008

♦NEWS♦

FOR RELEASE:  November 10, 2008

PetroHunter Energy Corporation Closes Sale of Buckskin Mesa Interest and Announces Plans to Complete and Test Up to Five Wells

Denver, Colo. – November 10, 2008 – PetroHunter Energy Corporation (OTC BB: PHUN) today announced the closing of the transaction in which PetroHunter sold an undivided 25% working interest in five wells, including the 40-acre tract surrounding each well, to Falcon Oil & Gas Ltd. The wells are located in PetroHunter’s Buckskin Mesa project in the Piceance Basin in Rio Blanco County, Colorado. The five wells were drilled by PetroHunter but have not been completed.

As part of the transaction, PetroHunter also granted Falcon an option to acquire an undivided 50% working interest in PetroHunter’s 20,000-acre Buckskin Mesa project.  As operator, PetroHunter will conduct the testing and completion program.  As consideration for the working interest and option, Falcon will pay for all testing and completion costs related to the five wells, up to $7 million.  Following the completion program, Falcon will have up to 60 days to decide whether to exercise the option.

If Falcon elects to exercise the option, it will pay an additional $18 million for drilling and development in Buckskin Mesa, with $9 million representing a 50% carried interest credited to PetroHunter.  Further, Falcon will pay $25 million directly to PetroHunter, subject to adjustment under the agreement, payable in cash, Falcon stock, or a combination of both.  PetroHunter will retain an undivided 50% working interest in the Buckskin Mesa leases, and will remain operator of the properties, subject to Falcon’s election to become operator upon the payment of an additional $3.5 million in cash or Falcon shares.

“Through the testing and completion program, PetroHunter and Falcon will obtain critical technical information,” stated PetroHunter’s Chairman and CEO, Charles B. Crowell. “Within the next 90 days, PetroHunter should be in a position to further evaluate the Buckskin Mesa project and determine the extent of its commercial potential.”

Following the closing, PetroHunter’s Oil and Gas Properties consist of the following:

•	An undivided 50% working interest in eight producing wells in Garfield County, Colorado.

•	An undivided 75% working interest in five wells in Rio Blanco County, Colorado to be tested and completed.
•	A 100% working interest in approximately 20,000 net mineral acres in Rio Blanco County, Colorado.
•	An undivided 37.5% working interest in approximately 1,075 acres in Garfield County, Colorado.
•	An undivided 50% working interest in four exploration permits comprising approximately seven million acres in the Northern Territory, Australia.
•	A 100% working interest in an offshore exploration permit in the northwest shelf of Australia comprising approximately 20,000 acres.

Shareholder Relationship

Marc A. Bruner, Chairman, CEO and President of Falcon Oil and Gas Ltd., is also the founder and largest shareholder of PetroHunter Energy Corporation.  Mr. Bruner did not participate in the vote by the Falcon Board of Directors to approve the transaction.

About PetroHunter Energy Corporation

PetroHunter Energy Corporation through the operations of its wholly-owned subsidiaries, PetroHunter Operating Company and Sweetpea Corporation Pty Ltd., is a global oil and gas exploration and production company. PetroHunter’s primary assets consist of various oil and gas leases and related interests in oil and natural gas properties. These include an undivided 50% working interest in approximately 20,000 net mineral acres in Colorado and an undivided 50% working interest in four exploration permits comprising approximately seven million acres in Australia. For more information, please visit www.petrohunter.com.

Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.

Contacts:

PetroHunter Energy Corporation
Corporate Address
1600 Stout Street, Suite 2000
Denver, Colorado 80202 USA
Phone (303) 572-8900, Fax (303) 889-8371

Charles B. Crowell	Chairman and CEO
(303) 572-8900
David E. Brody	Senior Vice President and General Counsel
(303) 572-8900

Investor Relations & Media Contact:

CTA Integrated Communications
Warren Laird, Vice President
Shirley Thompson, President & CEO
(303) 665-4200

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